                                  SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                          Drew Industries Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is
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200 Mamaroneck Avenue White Plains, N.Y. 10601 (914) 428-9098 (914) 428-4581 (Fax)

April 21, 2008

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Drew Industries Incorporated, which will be held at The Rosewood Crescent Hotel, 2nd Floor, 400 Crescent Court, Dallas, Texas 75201 on May 28, 2008 at 9:00 A.M. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

          Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet, or complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the Annual Meeting. This will not limit your right to vote in person or to attend the Annual Meeting.

To Vote by Internet and to Receive Materials Electronically:

          Read the Proxy Statement.

          Go to the website (www.proxyvote.com) that appears on your proxy card.

          Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions.

          Choose to receive an e-mail notice when Proxy Statements and Annual Reports are available for viewing over the Internet.

          The deadline for Internet voting is 11:59 P.M., Eastern Time, on May 27, 2008. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to receive future mailings electronically rather than receiving them on paper.

          In order to reduce the expense of printing and mailing, commencing in 2009 we are required to make proxy materials available on the Internet. We will no longer send printed copies of any of these materials unless you make a specific request in writing, or by calling us at (914) 428-9098, or by email to sendmaterial@proxyvote.com or to drew@drewindustries.com. If you request printed materials for 2009 (which will be sent to you without charge), you will be able to vote your shares by returning the printed proxy card as in the past.

Yours very truly,

Leigh J. Abrams
President and Chief Executive Officer

website: www.drewindustries.com
drew@drewindustries.com

DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

Notice of Annual Meeting of Stockholders
to be held May 28, 2008

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the “Company”) will be held at The Rosewood Crescent Hotel, 2nd Floor, 400 Crescent Court, Dallas, Texas 75201 on May 28, 2008 at 9:00 A.M., for the following purposes:

      (1) To elect a Board of eight Directors;

     (2) To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares from 30,000,000 shares to 50,000,000 shares;

     (3) To adopt an amendment to the Company’s 2002 Equity Award and Incentive Plan, as amended, to increase the number of shares subject to awards by 500,000 shares;

     (4) To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2008; and

     (5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company’s Common Stock at the close of business on the 1st day of April, 2008 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors

EDWARD W. ROSE, III
Chairman of the Board of Directors

Dated: April 21, 2008
            White Plains, N.Y.

NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD SO THAT YOU WILL BE REPRESENTED.
A POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
IF YOU ARE VOTING OVER THE INTERNET, PLEASE DO NOT RETURN
THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING
TO BE HELD ON MAY 28, 2008.

THIS PROXY STATEMENT AND OUR 2007 ANNUAL REPORT TO STOCKHOLDERS,
INCLUDING OUR 2007 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM.

DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Drew Industries Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at The Rosewood Crescent Hotel, 2nd Floor, 400 Crescent Court, Dallas, Texas 75201 on May 28, 2008 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 1, 2008 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     All validly completed Proxies received by Drew (whether by mail or the Internet) in time for the Annual Meeting will be voted for the Directors named in Proposal No. 1 in the manner indicated on the proxies and, if no contrary instructions are indicated, “FOR” Proposals 2, 3 and 4; if specific instructions are indicated, the Proxies will be voted in accordance with such instructions. Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date, or by attending the Annual Meeting and voting in person. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 21, 2008.

     If you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 P.M., Eastern Time, on May 27, 2008. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting also will be available to stockholders owning shares held in “street name.” If you vote via the Internet, you do not need to return your proxy card.

     The Annual Report to Stockholders of the Company for the year ended December 31, 2007 is being mailed to each stockholder of record together with this Proxy Statement.

     THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098, E-MAIL DREW@DREWINDUSTRIES.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE WWW.DREWINDUSTRIES.COM AND AT WWW.PROXYVOTE.COM.

THE COMPANY

     The Company was incorporated under the laws of Delaware on March 20, 1984. The Company’s principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098; website: www.drewindustries.com; e-mail: drew@drewindustries.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.

VOTING SECURITIES

     The Company had outstanding on the Record Date 21,938,929 shares of Common Stock. The Company’s stock trades on the New York Stock Exchange (“NYSE”) under the symbol “DW.”

Voting

     Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. A majority of the outstanding shares of Common Stock must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

     In the election of directors, Proposal No. 1, the eight nominees receiving the highest number of affirmative votes will be elected. See Proposal No. 1 “Election of Directors – Corporate Governance and Related Matters – Majority Voting”, for a discussion of the Company’s position regarding majority voting for directors rather than plurality voting.

     Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting.

     Proposal Nos. 3 and 4 require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting.

     Under the rules of the NYSE, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors (Proposal No. 1) and on Proposals Nos. 3 and 4 because these are “discretionary” matters under NYSE rules. A failure by your broker to vote your shares of Common Stock when you have not given voting instructions will have no effect on the outcome of the vote on such discretionary matters. However, broker non-votes and abstentions effectively count as votes against Proposal No. 2 which is not a “discretionary” matter.

     If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.

Recommendations of the Board of Directors

     Drew’s Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors (Proposal No. 1), FOR the amendment to the Company’s Restated Certificate of Incorporation (Proposal No. 2), FOR the amendment to the Company’s 2002 Equity Award and Incentive Plan (Proposal No. 3), and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 (Proposal No. 4).

Principal Holders of Voting Securities

     Set forth below is information with respect to each person known to the Company on March 26, 2008 to be the beneficial owner of more than five percent of any class of the Company’s voting securities, which consists of Common Stock only (including options which are exercisable within 60 days):

	Amount and Nature		Approximate
Name and Address	of Beneficial		Percent of
of Beneficial Owner	Ownership		Class
Neuberger Berman, Inc	2,838,793	(2)	12.6%
605 Third Avenue
New York, N.Y., 10158
Columbia Wanger Asset Management, LP(1)	1,715,000	(2)	7.6%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Edward W. Rose, III(1)	1,439,160	(3)	6.4%
2100 McKinney – Suite 1780
Dallas, Texas 75201
Royce & Associates, LLC(1)	1,417,133	(2)	6.3%
1414 Avenue of the Americas
New York, NY 10019
Barclays Global Investors, N.A.(1)	1,235,963	(2)	5.5%
45 Fremont Street
San Francisco, CA 94405

(1)	The person named has sole voting and investment power with respect to such shares.

(2)	As of December 31, 2007.

(3)	See “Voting Securities – Security Ownership of Management.”

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

Security Ownership of Management

     Set forth below is information with respect to beneficial ownership at March 26, 2008 of the Common Stock (including options which are exercisable within 60 days) by each Director, each of whom is a nominee for election, and by all Directors and Executive Officers of the Company as a group.

	Amount and Nature		Approximate
Name and Address	of Beneficial		Percent of
of Beneficial Owner	Ownership		Class
Edward W. Rose, III(1)	1,439,160	(2)	6.4%
2100 McKinney – Suite 1780
Dallas, Texas 75201
Leigh J. Abrams(1)	275,200	(3)	1.2%
200 Mamaroneck Avenue
White Plains, New York 10601
David L. Webster(1)	249,680	(4)	1.1%
4381 Green Oaks Blvd.
Arlington, Texas 76016
Jason D. Lippert.	174,354	(5)	0.8%
2703 College Avenue
Goshen, Indiana 46528
James F. Gero(1)	143,320	(6)	0.6%
11900 North Anna Cade Road
Rockwall, Texas 75087

(Continued on next page)

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	Amount and Nature		Approximate
	of Beneficial		Percent of
	Ownership		Class
Frederick B. Hegi, Jr	80,000	(7)	0.4%
750 North St. Paul
Dallas, Texas 75201
David A. Reed	33,569	(8)	0.1%
1909 Cottonwood Valley Circle
Irving, Texas 75038
John B. Lowe, Jr	16,000	(9)	0.1%
13850 Diplomat Drive
Dallas, Texas 75234
All Directors and Executive Officers as a group
(14 persons including the above-named. Persons
in the group who are not directors or nominees
and who own individually less than 1% are not
listed)	2,622,407	(10)	11.6%

(1)	Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on May 31, 1989, the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2)

Mr. Rose has sole voting and dispositive power with respect to the shares owned by him. Excludes deferred stock units representing 29,270 shares granted to Mr. Rose in lieu of cash compensation in payment of director’s fees. Includes 96,000 shares owned by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Mr. Rose is the sole stockholder of Cardinal Investment Company, Inc. Excludes 200,000 shares of Common Stock held in trusts for the benefit of members of Mr. Rose’s immediate family. Mr. Rose’s wife has sole voting and investment power with respect to an additional 27,840 shares owned by her of record. Mr. Rose disclaims any beneficial interest in such shares. In December 2002, 2003 and 2004, Mr. Rose was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80 and $16.15 per share, respectively, and in December 2005, 2006 and 2007, Mr. Rose was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. See “Voting Securities – Principal Holders of Voting Securities.”

(3)

Mr. Abrams has sole voting and dispositive power with respect to such shares. In November 2003, 2005 and 2007, Mr. Abrams was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share, 25,000 shares at $28.33 per share and 20,000 shares at $32.61 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(4)

Mr. Webster has sole voting and dispositive power with respect to such shares. In November 2003, 2005 and 2007, Mr. Webster was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share, 25,000 shares at $28.33 per share and 20,000 shares at $32.61 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(5)	Mr. Lippert has sole voting and dispositive power with respect to such shares. Includes 10,868 restricted shares of Common Stock issued in payment of incentive compensation in accordance

(Footnotes continued on next page)

(Footnotes continued from previous page)

with the Company’s 2002 Equity Award and Incentive Plan and Mr. Lippert’s employment agreement. Mr. Lippert has the right to vote such shares, but the disposition of such shares is restricted. See “Equity Award and Incentive Plan – Restricted and Deferred Stock.” Mr. Lippert was granted the following options to purchase shares of Common Stock: in November 2003, 30,000 shares at $12.78 per share of which 12,000 have been exercised; in November 2004, 15,000 shares at $16.155 per share of which 3,000 have been exercised, in November 2005, 25,000 shares at $28.33 per share, and in November 2007, 20,000 shares at $32.61 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(6)

Mr. Gero shares voting and dispositive power with respect to such shares with his wife. Excludes deferred stock units representing 21,656 shares granted to Mr. Gero in lieu of cash compensation in payment of director’s fees. In December 2002, 2003 and 2004, Mr. Gero was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80, and $16.15 per share, respectively, and in December 2005, 2006 and 2007, Mr. Gero was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(7)

Mr. Hegi has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 21,314 shares granted to Mr. Hegi in lieu of cash compensation in payment of director’s fees. In December 2002, 2003 and 2004, Mr. Hegi was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80, $16.15 per share, respectively, and in December 2005, 2006 and 2007, Mr. Hegi was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(8)

Mr. Reed has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 1,002 shares granted to Mr. Reed in lieu of cash compensation in payment of director’s fees. In December 2004, Mr. Reed was granted an option to purchase 10,000 shares of Common Stock at $16.15 per share, and in December 2005, 2006 and 2007, Mr. Reed was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(9)

Mr. Lowe has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 1,877 shares granted to Mr. Lowe in lieu of cash compensation in payment of director’s fees. In December 2005, 2006 and 2007, Mr. Lowe was granted options to purchase 7,500 shares of Common Stock at $28.71, $26.39 and $28.09 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(10)	Includes 382,100 shares of Common Stock subject to options which are exercisable within 60 days.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the NYSE. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 2007 all such filing requirements applicable to its officers and directors (the Company not being aware of any 10 percent holder during 2007 other than Neuberger Berman, Inc. and its affiliates) were complied with, except for the following: In connection with the purchase of 10,000 shares in 1996, James F. Gero, a Director of the Company, inadvertently failed to file a Form 4. The 10,000 shares were adjusted by two 2-for-1 stock dividends in February 1997 and September 2005, which increased the original 10,000 shares to 40,000 shares. A Form 4 was filed disclosing ownership of these shares on April 12, 2007 when the error was discovered. In connection with the transfer of 1,930 shares to a family member on July 17, 2006, and the sale of 20,000 shares on September 13, 2006, respectively, Jason D. Lippert, an Officer and Director of the Company, inadvertently filed Form 4s eighteen months and fifteen months late, respectively.

Proposal 1. ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors. It is proposed to elect a Board of eight directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

     The following table lists the current directors of the Company, each of whom is a nominee proposed by the Board of Directors for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them, and their principal occupations, in each case as furnished by them to the Company. Each of the following nominees was elected to his present term of office at the Annual Meeting of Stockholders held on May 31, 2007.

Name and Age		Director
of Nominee	Position	since
Edward W. Rose, III	Chairman of the Board of
(Age 67)	Directors.	1984

Leigh J. Abrams	President, Chief Executive
(Age 65)	Officer and Director.	1984

David L. Webster	Chairman, President and Chief
(Age 72)	Executive Officer of Kinro, Inc.,
	a subsidiary of the Company,
	and Director.	1984

Jason D. Lippert	Chairman, President and Chief
(Age 35)	Executive Officer of Lippert
	Components, Inc., a subsidiary
	of the Company, and Director.	2007

James F. Gero	Director.	1992
(Age 63)

Frederick B. Hegi, Jr	Director.	2002
(Age 64)

David A. Reed	Director.	2003
(Age 60)

John B. Lowe, Jr	Director.	2005
(Age 68)

     EDWARD W. ROSE, III, for more than the past five years, has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also served as a director of ACE Cash Express, Inc., a publicly-owned company engaged in check cashing services, until its sale on October 5, 2006.

     LEIGH J. ABRAMS, since April 2001, has also been a director of Impac Mortgage Holdings, Inc., a publicly-owned specialty finance company organized as a real estate investment trust. See “Succession of President of the Company.”

     DAVID L. WEBSTER, since November 1980, has been President and Chief Executive Officer of Kinro, Inc. (“Kinro”), a subsidiary of the Company and, since November 1984, has been Chairman of Kinro.

     JASON D. LIPPERT, has been President and Chief Executive Officer of Lippert Components, a subsidiary of the Company, since February 2003. From May 2000, Mr. Lippert was Executive Vice President and Chief Operating Officer of Lippert Components, and from 1998 until 2000, Mr. Lippert served as Regional Director of Operations of Lippert Components. Effective January 1, 2007, Mr. Lippert was appointed Chairman of Lippert Components upon the resignation of L. Douglas Lippert, his father, as Chairman when his employment agreement expired.

     JAMES F. GERO, is a private investor. Mr. Gero also serves as Executive Chairman of the Board of Directors of Orthofix International, N.V., a publicly-owned international supplier of spinal and orthopedic devices for bone fixation and stimulation, and as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.

     FREDERICK B. HEGI, JR., is a founding partner of Wingate Partners, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Texas Capital Bancshares, Inc., a publicly-owned regional and Internet bank; and is Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products.

     DAVID A. REED, is President of Causeway Capital Management LLC, manager of a family investment partnership. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991 to 2000. Mr. Reed is a director of Penson Worldwide, Inc., a publicly-owned company engaged in providing flexible technology-based processing solutions to the investment industry.

     JOHN B. LOWE, JR., has been Chairman of TDIndustries, Inc., a privately-owned national mechanical/electrical/plumbing construction and facility service company, since 1981. From January 1981 to January 2005, Mr. Lowe also served as Chief Executive Officer of TDIndustries. Mr. Lowe is Chairman of the Board of Zale Corporation, a publicly-owned specialty retailer of fine jewelry. Mr. Lowe also serves as President of the Board of Trustees of the Dallas Independent School District and on the Board of Directors of the Texas Business and Education Coalition.

Other Executive Officers

     FREDRIC M. ZINN, age 57, not a nominee for election as a director, has been Executive Vice President and Chief Financial Officer of the Company for more than the past five years. Mr. Zinn is a Certified Public Accountant. See “Succession of President of the Company.”

     SCOTT T. MERENESS, age 36, not a nominee for election as a director, has been Executive Vice President and Chief Operating Officer of Lippert Components since February 2003. From 2001 to 2003, Mr. Mereness was Vice President of Operations of Lippert Components, and from 1999 to 2001 Mr. Mereness was Regional Vice President for Manufactured Housing for Lippert Components.

     HARVEY F. MILMAN, age 66, not a nominee for election as a director, has been Vice President-Chief Legal Officer of the Company since March 2005. Prior thereto, Mr. Milman was a partner of the firm of Phillips Nizer LLP, counsel to the Company. Mr. Milman has served as Secretary of the Company since May 2007, and as Assistant Secretary of the Company for more than five years prior thereto.

     JOSEPH S. GIORDANO III, age 39, not a nominee for election as a director, has been Corporate Controller and Treasurer of the Company since May 2003. From July 1998 to August 2002, Mr. Giordano was a Senior Manager at KPMG LLP, and from August 2002 to April 2003, Mr. Giordano was a Senior Manager at Deloitte & Touche LLP. Mr. Giordano is a Certified Public Accountant. See “Succession of President of the Company.”

     JOHN F. CUPAK, age 58, not a nominee for election as a director, has been Director of Internal Audit of the Company since May 2003, and from May 2003 until November 2004, Mr. Cupak also served as Director of Taxation. From May 2003 to May 2007, Mr. Cupak served as Secretary of the Company. For more than the five years prior thereto, Mr. Cupak was Controller of the Company.

     Directors of the Company serve until the Company’s next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no executive officer or director is related by blood, marriage or adoption to any other, except that L. Douglas Lippert, who was a director of the Company until May 2007, is the father of Jason D. Lippert, who has been President and Chief Executive Officer of Lippert Components, Inc. since February, 2003, Chairman of Lippert Components, Inc. since January 1, 2007, and a director of the Company since May 2007.

Succession of President of the Company

     In accordance with the Company’s management succession plan adopted by the Board of Directors, Leigh J. Abrams, age 65, President and Chief Executive Officer of the Company since 1979, and a director of the Company since 1984, while continuing to serve as Chief Executive Officer and as a director of the Company, will resign as President effective May 28, 2008. The Board has appointed Fredric M. Zinn, age 57, Executive Vice President of the Company since 2001 and Chief Financial Officer since 1986 to succeed Mr. Abrams as President, effective May 28, 2008.

     In this connection, it is anticipated that, effective May 28, 2008, Joseph S. Giordano III, age 39, Corporate Controller and Treasurer of the Company since 2003, will be appointed Chief Financial Officer, and will continue to serve as Treasurer, and Christopher L. Smith, age 33, Assistant Controller of the Company since 2005, will be appointed Corporate Controller.

     A definitive compensation arrangement with Mr. Zinn will be developed by the Compensation Committee of the Board of Directors, and will become effective in connection with implementation of the succession plan.

     Additional information about Messrs. Abrams, Zinn and Giordano is included in Proposal 1. “Election of Directors” and “Other Executive Officers”. Mr. Smith, a Certified Public Accountant, served as Assistant Controller of Key Components, LLC from 2000 – 2005, and was Senior Associate at Ernst & Young LLP from 1997 – 2000.

Corporate Governance and Related Matters

     Statement Regarding Corporate Governance

     The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

     The Company received notification in April 2008 from Institutional Stockholders Services, Inc. (“ISS”), a Rockville, Maryland-based independent research firm that advises institutional investors, that the Company’s corporate governance policies outranked 85.7 percent of all companies listed in the S&P 600 index. The Company has no business relationship with ISS.

     Majority Voting

     The Company is aware of the movement to facilitate election of directors by a majority of votes cast, instead of by the traditional plurality voting method. We are committed to the highest standards of corporate governance, including stockholder democracy. Accordingly, because the law, regulations and practical aspects of implementing majority voting are currently evolving, we have determined, as we determined in 2007, not to change our voting procedure until we have the opportunity to assess these developments, and evaluate various voting methods currently being analyzed, critiqued and tested. We believe it is prudent and economical to carefully consider available alternatives and ultimately rely upon a voting procedure that has been demonstrated to be efficient, effective, in the best interest of, and acceptable to, the Company and our stockholders.

     In the meantime, our Corporate Governance and Nominating Committee will give careful consideration to any comments and suggestions which our stockholders may wish to submit regarding voting procedures or the nominating process. Send written suggestions to Corporate Governance and Nominating Committee, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601, or email to drew@drewindustries.com.

     Board of Directors

     The Board is elected annually by the Company’s stockholders, and each director is nominated for election every year. The Company does not have cumulative voting. The Board currently consists of three directors who are employed by the Company, and five non-employee directors. The non-employee directors are Edward W. Rose, III, James F. Gero, Frederick B. Hegi, Jr., David A. Reed and John B. Lowe, Jr. Neither Messrs. Rose, Gero, Hegi, Reed or Lowe, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these five directors meets the “independence” standards of the NYSE.

     In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

     •    A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

     •    A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $100,000 per year in such compensation.

     •    A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

     •    A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

     •    A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

     •    A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and 1% of the organization’s total annual donations is not independent.

     The independent directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2007, the Board of Directors held 6 meetings. All directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

     Board members are expected to attend the Company’s annual meetings. At the Company’s 2007 annual meeting, all members of the Board, each of whom were nominees for re-election, were present. It is anticipated that all Board members who are standing for re-election will be present at the 2008 annual meeting.

     Executive Sessions

     The independent directors meet regularly in executive sessions without management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by a “Presiding Director.” Additional executive sessions may be called by the Presiding Director in his discretion or at the request of the Board. Mr. Rose, Chairman of the Board, serves as the Presiding Director.

     Contacting the Board of Directors.

     Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or the Presiding Director, or our independent directors as a group, or any member of the Board, may do so electronically by sending an e-mail to drew@drewindustries.com or by writing to any director c/o Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601, or at the address provided under the director’s name in “Voting Securities – Security Ownership of Management.” Communications received electronically or in writing will be distributed to the Chairman and Presiding Director or the other members of the Board, as appropriate, depending on the facts and circumstances described in the communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the chairman of the Audit Committee.

     Board Committees

     The Company has three standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. All members of each Committee are non-employee directors who meet the “independence” and experience standards of the NYSE. The Board annually selects the directors who serve on the Committees. Each Committee functions pursuant to a written Charter and written Key Practices adopted by the Board of Directors.

     The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, in addition to the Company’s Guidelines for Business Conduct and Code of Ethics for Senior Financial Officers, can be accessed on the Company’s website at www.drewindustries.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Information on our website is not incorporated by reference into this Proxy Statement.

     Audit Committee. The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence, qualifications and performance of the Company’s independent auditor, and (iv) the performance of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditor.

     The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr. and John B. Lowe, Jr. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held 7 meetings during the year ended December 31, 2007.

     Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members, (ii) determining the composition of the Board of Directors and its Committees, (iii) monitoring a process to assess Board effectiveness, (iv) developing and implementing the Company’s corporate governance principles, (v) evaluating potential candidates for executive positions, and (vi) overseeing the development of executive succession plans.

     The Corporate Governance and Nominating Committee currently consists of Frederick B. Hegi, Jr., James F. Gero, David A. Reed and John B. Lowe, Jr. Mr. Hegi serves as Chairman of the Committee. This Committee held 6 meetings during the year ended December 31, 2007.

     The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by management and stockholders. In this connection, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by Board members or management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.

     The Corporate Governance and Nominating Committee met in November 2007 to recommend to the Board each of the nominees for election as directors as set forth herein. Stockholders may recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee by sending the candidate’s name and qualifications, in writing, to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Recommendations must be received by February 16, 2009 in order for a candidate to be considered for election at the 2009 annual meeting.

     Compensation Committee. The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.

     The Compensation Committee currently consists of James F. Gero, Edward W. Rose, III, Frederick B. Hegi, Jr., David A. Reed, and John B. Lowe, Jr. Mr. Gero serves as Chairman of the Committee. This Committee held 7 meetings during the year ended December 31, 2007.

     The Compensation Committee is responsible for reviewing the performance and development of the Company’s management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, reviews and sets the compensation of the Company’s Chief Executive Officer, administers the Company’s 2002 Equity Award and Incentive Plan, approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of directors. The Compensation Committee ratified the compensation, consisting of salary, discretionary bonus, and equity awards paid in 2007 to the “named executive officers” and to the three executive officers of the Company and an executive officer of Kinro who are not “named executive officers.” See “Compensation Discussion and Analysis.”

     Stock Options

     It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for directors, officers and employees. The Company’s existing equity-based compensation plan was approved by stockholders in May 2002. See “Equity Award and

Incentive Plan”. The Company does not re-price stock options. In 2002, the Company began expensing the compensation related to stock options granted after January 1, 2002.

     Employees and Directors Guidelines for Business Conduct

     The Company has Guidelines for Business Conduct which all management employees and directors (approximately 280 people) are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, the chief executive officers of its subsidiaries, and the financial officers of the Company and its subsidiaries. The Company has established a method, included in its Guidelines for Business Conduct, by which employees can make anonymous and confidential reports about the Company’s accounting practices, internal controls, auditing matters, or any other concerns they may have.

     Disclosure Committee

     The Company has a Disclosure Committee comprised of executive, financial, operating and legal management personnel. The function of the Disclosure Committee is to develop and implement disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to management and reported within the specified time periods. Each quarter, the Company’s key management personnel (approximately 90 people) are required to certify in writing whether or not any matters arose that should be considered for disclosure.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., and John B. Lowe, Jr. (the “Committee”). Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. The Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report thereon. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management as well as the independent auditors and other advisors retained by the Company.

     The Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ evaluation of the Company’s internal controls over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

     The Committee considered whether non-audit services provided by the independent auditors are compatible with maintaining the auditor’s independence. The Committee concluded that non-audit services provided by KPMG LLP during the year ended December 31, 2007, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG LLP’s independence.

     Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

AUDIT COMMITTEE
David A. Reed, Chairman
James F. Gero
Frederick B. Hegi, Jr.
John B. Lowe, Jr.

     The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

     Our executive compensation policy is designed to enable the Company to attract, motivate and retain competent senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards management for exceeding pre-established earnings thresholds for the Company. The compensation policy links a significant portion of our executives’ total compensation to the Company’s performance on both a short-term and long-term basis, recognizes individual contribution, as well as overall business results, and attempts to align executive and stockholder interests.

     Objectives of Our Compensation Program

     The objectives of the compensation program applicable to our five highest compensated executive officers (the “named executive officers”) are designed to address each of the following:

  Compensation should be closely linked to the financial results of operations of the Company on both a short-term and long-term basis;

  Attract and retain highly talented, entrepreneurial executives by providing total compensation packages intended to meet or exceed compensation offered by other employers to comparable-level executives; and

  Align the long-term interests of our senior executives with the long-term interests of our stockholders by providing compensation in the form of equity-based awards, consisting principally of non-qualified options, which become vested generally over five years.

What We Reward

     Each of our named executive officers has been with the Company for an extended period, ranging from approximately 11 years to 38 years. Since 2000, our sales have increased from $253 million to $669 million for 2007, and income from continuing operations increased from $8 million to nearly $40 million. These sales and earnings levels were achieved through substantial increases in market share, the introduction of a variety of new products, and the successful integration of a number of acquisitions. For many years, the compensation received by our senior executives has directly reflected the performance of the particular operations over which they have primary responsibility. Thus, an individual executive will receive an incentive award if that executive’s pre-established thresholds are exceeded, even if the results of that executive’s operations are down compared to the prior year, although in such case the incentive award will be less.

     To implement our belief in pay-for-performance, we have established performance-based incentive compensation programs for the Company’s Chief Executive Officer and the chief executive officers of our two operating subsidiaries, Kinro and Lippert Components, which in each case links incentive awards directly to operating results. The Company’s Executive Vice President and Chief Financial Officer is rewarded based primarily on the execution of his responsibilities. The executive vice president and chief operating officer of Lippert Components for the first seven months of 2007 received a discretionary bonus based primarily on the execution of his responsibilities and also on Lippert Components’ results of operations. For the balance of 2007, he received contractual performance-based incentive compensation based on Lippert Components’ results of operations. We intend to continue to reward performance that contributes to the overall success of the Company.

     We believe that the extent of the Company’s operating results is the best measure of our executives’ performance for the short-term. We also reward our executives for long-term return to stockholders through the granting of non-qualified stock options which vest over five years and are exercisable over six years. Our compensation policy has demonstrated over time that sound business decisions by management which are in the best interests of the Company are also in the best interests of our stockholders, and ultimately in the best interests of our executives as well. Accordingly, we use operating results as the basis for our incentives, and we avoid establishing specific goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

What We Do Not Reward

  We do not reward sales growth because we believe that growth in sales alone, without consideration of the impact of growth on both short-term and long-term profits, could be achieved in a manner that does not benefit the business and operations of the Company.

  We do not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond management’s control.

  We exclude the pre-existing earnings of acquired companies at the date of acquisition from the calculation of the incentive awards paid to our executives by increasing the threshold level of base earnings that are not subject to incentive awards for such executives.

  We do not directly link the compensation of our Chief Financial Officer to earnings levels because we believe our financial executive should be totally objective in recording and reporting financial information about the Company.

Elements of Compensation

     The principal components of our executive compensation program are base salary, bonus programs that include performance-based incentive compensation and discretionary bonus, equity-based awards consisting principally of non-qualified stock options, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the named executive officers.

     Of the five named executive officers, the Chief Executive Officer of the Company and the chief executive officers of our two operating subsidiaries, Kinro and Lippert Components, receive incentive compensation depending on whether pre-established levels of operating results of the particular operations over which they have primary responsibility are exceeded; the Company’s Chief Financial Officer receives a discretionary bonus recommended by the Chief Executive Officer, subject to approval of the Compensation Committee; and the chief operating officer of Lippert Components received a discretionary bonus for a portion of 2007 determined by the chief executive officer of Lippert Components based on the operating results of that subsidiary and the execution of his responsibilities, and for the balance of 2007, he received contractual performance-based incentive compensation based on the operating results of Lippert Components.

     Base Salaries

     We believe that the compensation of our executives who have the greatest ability to influence the Company’s results of operations should be substantially performance-based. The annual base salary paid to each of the Chief Executive Officer of the Company and the chief executive officers of Kinro and Lippert Components is $400,000, representing less than 50% of their total compensation for each of the last three years. This base salary has remained unchanged for several years. The Compensation Committee determined this level of salary based on their own business experience and, although we believe this level is less than generally paid to comparable-level executives, we do not currently intend to increase these base salaries.

     Incentive Compensation

     Our incentive compensation programs are intended to motivate and reward the achievement of operating results in a manner that strengthens the Company’s long-term business outlook, and creates value for our stockholders. For the Company’s Chief Executive Officer, as well as for the chief executive officers of Kinro and Lippert Components, and the chief operating officer of Lippert

Components, the performance-based incentive compensation is linked to the operating results achieved by each of the entities over which these executives have primary responsibility, and the amount of their incentive compensation will increase or decrease depending directly on the operating results of those entities.

     Consistent with our emphasis on pay-for-performance compensation programs, in 2002, the Company adopted, and the Company’s stockholders approved, the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (the “2002 Plan”). The 2002 Plan authorizes the granting of performance-based awards in cash or stock, based on pre-established performance criteria. The 2002 Plan is structured so that our performance-based incentive compensation qualifies for tax treatment that is favorable to the Company.

     Discretionary Bonus

     The Company’s Chief Financial Officer receives a discretionary bonus based primarily on the execution of his responsibilities. For 2007, the chief operating officer of Lippert Components received a discretionary bonus for the first seven months of 2007 based on the execution of his responsibilities and that subsidiary’s operating results.

     Long-term Non-Qualified Stock Option Incentives

     We believe that our equity-based compensation program ensures that each member of management has a continuing personal interest in the success of the Company and facilitates retention of our executives by creating a culture of ownership. Equity-based compensation also rewards our executives for long-term return to stockholders.

     The non-qualified stock options we grant to our employees begin to vest one year after they are granted, at the rate of one-fifth at the end of each year. Historically, our practice was to grant options every other year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date. The Company will not re-price stock options or cancel outstanding options and replace them with new options, and has not done so in the past.

     We believe that options granted to our executives and employees constitute an effective incentive to achieving short-term and long-term success of the Company, and we are aware that they are an important compensation component to our executives and employees. Accordingly, commencing in 2008, we will grant options annually at our November meetings, rather than every other year, in amounts that are anticipated to be about half of the value of grants that in the past were made every other year.

     Prior to granting options, the Compensation Committee determines the total number of shares that will be subject to options and the related Black-Scholes value which results in a reasonable expense to the Company at the time of the grant. The Committee then allocates options for a portion of those shares to the Company’s Chief Executive Officer and the chief executive officers of Kinro and Lippert Components. The Chief Executive Officer of the Company allocates the balance of the shares subject to options to employees at the Company’s corporate headquarters, and to Kinro and Lippert Components, and the chief executive officers of Kinro and Lippert Components allocate such options among the other executives and employees of their respective operations, subject to approval of the Committee. The number of shares subject to options which were granted to employees in each of 2007 and 2005 represented 2.6% of the Company’s outstanding shares, an average of 1.3% per year. In 2007, the five named executive officers received aggregate non-qualified options to purchase 95,000 shares representing 17.3% of the total 548,500 option shares granted to employees. The exercise price was $32.61 per share. The aggregate option expense to the Company applicable to the 2007 grants to all the named executive officers was $1,058,000, which will be amortized over the five-year vesting term of the options on a straight-line basis.

     Because all options which are granted under the 2002 Plan are granted at fair market value, any value which is ultimately realized by the named executive officers through the exercise of stock options is based entirely on the Company’s performance, as perceived by investors in our stock who establish the price for the stock on the open market. To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s named executive officers hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

     Upon exercise of a non-qualified stock option, the executive must generally recognize ordinary income for tax purposes equal to the difference between the exercise price and fair market value of the shares acquired on exercise of the option, regardless of whether the shares are held or sold.

     All of our named executive officers have been with the Company substantially their entire professional lives. We do not consider as a limiting factor the level of their equity ownership or the unvested portion of prior awards in granting equity-based awards. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.

     Other Compensation Programs

     In order to be competitive with market employment and compensation practices, the Company maintains the following benefit programs:

     Retirement Plans

     The Company maintains discretionary 401(k) plans, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2007 statutory maximum of $9,000 per employee. The aggregate amount of the Company’s contributions with respect to the named executive officers was $45,000 for 2007. The Company does not maintain any defined benefits retirement plans or other pension or profit-sharing plans. Although one of the Company’s 401(k) plans permits profit-sharing contributions, the Company has not made any such contributions to the plan.

     Deferred Compensation Plans

     The Company and Lippert Components maintain Executive Non-Qualified Deferred Compensation Plans. The Company does not make any contributions to the Plans but is responsible for certain costs of Plan administration, which are not significant. Pursuant to the Plans, certain of the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the Plan participant has made all the contributions. Pursuant to the Plans, payments to the Plan participants will be made from our general unrestricted assets, and the obligations pursuant to the Plans are unfunded and unsecured.

     The Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the Plan participant. The Company has elected to invest a portion of the compensation deferred by the Plan participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the Plan participant in order to generate the funds needed to make payments to the Plan participants. The deemed investments selected by the Plan participant determine the amount of earnings and losses that are credited to the Plan participant’s account.

     Supplemental Restricted Bonus

     Certain of the named executive officers receive annually a taxable bonus payment. The after-tax proceeds of the bonus are required to be invested by the executive in tax deferred annuities or cash value life insurance intended to provide retirement income. The aggregate amount of these bonuses paid to the named executive officers for 2007 was $145,000.

     Post-Retirement Benefits

     The Company does not have any structured post-retirement benefit plans, does not assume any specific obligation or liability for post-retirement benefits, and has made no representations to current or former employees with respect to the amount or nature of any post-retirement benefits. In the past, the Company has granted limited post-retirement compensation to certain retiring senior executives, in part for consulting services to facilitate executive transitions, and has provided limited post-retirement medical benefits, in each case on an individual basis depending on the executive’s circumstances at the time of retirement. In this connection, the Company had an accrual of $565,000 at December 31, 2007, and will continue to record an annual expense expected to be $75,000 per annum with respect to these non-structured benefits. There are currently no payments being made to retired executives.

     Perquisites and All Other Benefits

     The Company provides health insurance to the named executive officers, the aggregate cost of which was $45,000 for 2007. The Company provides other employee benefits in which the named executive officers participate, including life, disability, and long-term care insurance and either an automobile together with related expenses or an automobile allowance. The aggregate amount of these perquisites for all the named executive officers for 2007 was $144,000, and for any individual recipient these perquisites did not exceed $47,000.

     The Company does not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security. The Company provides a country club membership for one executive for business purposes, the aggregate cost of which was $4,000 for 2007.

Change-in-Control

     In 2003, the Company entered into a change-in-control severance agreement with Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, who has been with the Company for 27 years, and with whom the Company does not have an employment agreement. The change-in-control benefit offers some protection for this executive in the event the Company is acquired or otherwise undergoes a change in control, and we believe would also encourage his effective assistance with change-in-control transactions that could be in the best interest of stockholders. The specific change-in-control provisions applicable to Mr. Zinn are summarized in “Potential Payments on Termination or Change in Control.” Mr. Zinn is the only named executive officer with whom the Company has a change-in-control severance agreement. See Proposal No. 1 “Election of Directors – Succession of President of the Company.”

Stock Ownership Requirements

     To further align the personal interests of senior executives with the interests of the Company’s stockholders, we have established guidelines for ownership of the Company’s stock by certain named executive officers, as a multiple of the executive’s base salary. Under our current guidelines of stock ownership, the Chief Executive Officer of the Company is required to own Company stock equal in value to 3.5 times his base salary, equivalent to $1.4 million of stock value, and the chief executive officers of our two operating subsidiaries, are required to own company stock equal in value to 2.5 times their base salaries, equivalent to $1.0 million of stock value. We have determined that, as of December 31, 2007, these executives were in compliance with the guidelines.

     The Company’s senior executives are prohibited from pledging shares of the Company’s stock held by them, and from selling the Company’s stock short. Although no shares of the Company’s stock owned by senior executives have been pledged as collateral for loans, certain of our senior executives maintain their shares in broker accounts, the terms of which may subject such shares, as well as other shares in the account, to a lien in favor of the broker under certain circumstances.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Company’s 2002 Equity Award and Incentive Plan is structured so that compensation deemed paid in connection with performance-based incentive compensation or the exercise of option grants made under the Plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation, resulting in favorable tax treatment to the Company.

2007 Executive Performance and Compensation

     The compensation policy applied by the Company in establishing the compensation for the named executive officers is intended to provide competitive compensation that rewards performance and recognizes individual contribution.

     The Company’s Annual Report on Form 10-K, which accompanies this Proxy Statement, contains an extensive description and explanation of the Company’s results of operations for 2007. Briefly, during 2007, shipments by the recreational vehicle and manufactured housing industries, the two industries to which the Company sells its products, declined significantly, resulting in an 8% decline in the Company’s sales from $729 million in 2006 to $669 million in 2007. However, despite this decline in sales, the Company’s net income increased 28% from $31.0 million in 2006 to $39.8 million in 2007. The increase in net income was the direct result of a program of cost-cutting measures and efficiency improvements implemented by our executives beginning in the latter part of 2006.

     During 2007 and the second half of 2006, 18 factories were closed and their operations were consolidated with operations in our other factories, resulting in reduced overhead costs and substantial production efficiencies. Payroll was reduced by the elimination of more than 120 salaried positions, as well as reduction in our hourly workforce to match current production levels and improve production efficiencies. Expansion of global sourcing of raw materials and components further reduced operating costs. Moreover, these savings were achieved without compromising the Company’s standards for product quality and customer service. Our executives’ early response to the changing business environment proved to be extremely beneficial, and we believe that competent and effective management in unfavorable conditions is critical to the Company’s long-term success. Thus, the compensation received by our executives for 2007 directly reflects the performance during 2007 of the particular operations over which they have primary responsibility, and we believe that our pay-for-performance incentive compensation program facilitated the results that we achieved for 2007.

     Chief Executive Officer

     The Company does not have an employment agreement with Leigh J. Abrams, our President and Chief Executive Officer. The Compensation Committee annually reviews Mr. Abrams’ written compensation arrangement with the Company, and recommends changes as appropriate. Prior to the outset of 2007, the Committee determined the base salary, as well as the performance criteria for incentive compensation, for Mr. Abrams. In doing so, the Committee took into account his long-term commitment to the success of the Company, the Company’s performance during his 28-year tenure as President and Chief Executive Officer, and the overall increase in stockholder value during that period. The Committee also considered Mr. Abrams’ history of effective leadership, innovative advice, and sound business decisions.

     Mr. Abrams’ 2007 compensation package included base salary of $400,000 (unchanged since 2001) plus performance-based incentive compensation equal to 2.5% (unchanged for more than 15 years) of the Company’s consolidated income before income taxes and extraordinary items, in excess of the earnings threshold of $20.2 million. We raised the threshold level of base earnings applicable to Mr. Abrams that were not subject to incentive compensation to give effect to acquisitions during 2006 and 2007. This incentive compensation program constitutes a pay-for-performance structure that has proven to be successful for the Company over many years.

     Based on this formula, Mr. Abrams’ performance-based incentive compensation for 2007 was $1,079,000 compared to $801,000 for 2006. As a result, Mr. Abrams’ aggregate base salary and incentive compensation for 2007 increased 23% from 2006. The Company’s 2007 consolidated income before income taxes increased 25% from 2006. Mr. Abrams’ aggregate base salary and incentive compensation for 2006 decreased 8% from 2005, compared to a 6% decline from 2005 in the Company’s consolidated income before income taxes. Mr. Abrams’ compensation arrangement was renewed for 2008 with the threshold level of base earnings adjusted upward for the full year effect of acquisitions made in 2007.

     Other compensation, including perquisites and other benefits, received by Mr. Abrams for 2007 in the aggregate amount of $98,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Abrams are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $32.61 per share were granted to Mr. Abrams in November 2007.

     Chief Executive Officers of Subsidiaries

     As with the Company’s Chief Executive Officer, compensation of the chief executive officers of Kinro and Lippert Components is linked directly to earnings and is intended to reward performance and recognize individual contribution. Accordingly, the chief executive officers of Kinro and Lippert Components receive incentive compensation based upon the operating results of the subsidiaries over which they have primary responsibility.

     Effective January 1, 2005, Kinro renewed its employment agreement with David L. Webster, President and Chief Executive Officer of Kinro, for the term expiring December 31, 2007. The agreement renews automatically for one-year terms unless terminated by either party. The agreement was renewed on January 1, 2008. In determining the performance-based incentive criteria incorporated into the agreement, the Compensation Committee considered Mr. Webster’s 27-year tenure as Chief Executive Officer of Kinro, his extensive knowledge of the industries served by Kinro, as well as his long-standing reputation within those industries for quality products and excellent customer service, all of which have contributed continuously to the success of the Company for many years. Pursuant to the agreement, Mr. Webster receives base salary of $400,000 (unchanged since 1996) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Kinro exceeds the earnings threshold of $7.5 million, subject to adjustment for pre-existing earnings of acquired companies.

     Based on this formula, for 2007, Mr. Webster’s performance-based incentive compensation was $785,000, compared to $1,061,000 for 2006. As a result, Mr. Webster’s aggregate base salary and incentive compensation for 2007 decreased 19% from 2006. Kinro’s 2007 operating profit decreased 16% from 2006. Mr. Webster’s compensation for 2006 was virtually the same as his 2005 compensation because, despite the decline in late 2006 in the industries served by Kinro, Kinro’s operating profit for 2006 was essentially unchanged from 2005.

     Other compensation, including perquisites and other benefits, received by Mr. Webster for 2007 in the aggregate amount of $100,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Webster are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $32.61 were granted to Mr. Webster in November 2007.

     Effective January 1, 2006, Lippert Components renewed its employment agreement with Jason D. Lippert, President and Chief Executive Officer of Lippert Components, for the term expiring December 31, 2010. The agreement incorporates the performance-based incentive compensation program that has proven to be successful for the Company. In determining the performance-based incentive criteria for Mr. Lippert, the Compensation Committee took into account the substantial increase in earnings achieved by Lippert Components since Mr. Lippert became primarily responsible for its operations in 2003, as well as his entrepreneurial approach to increasing market share through the introduction of new products and by strategic acquisitions. Pursuant to the agreement, Mr. Lippert receives base salary of $400,000 (unchanged since 2004) and profit-based incentive compensation equal to 5% of the amount by which the operating profit of Lippert Components exceeds the earnings threshold of $18.9 million, after giving effect to a charge for the utilization of assets, and subject to adjustment for pre-existing earnings of acquired companies.

     Based on this formula, for 2007, Mr. Lippert’s profit-based incentive compensation was $1,502,000 compared to $754,000 for 2006. As a result, Mr. Lippert’s aggregate base salary and profit-based incentive compensation for 2007 increased 65% from 2006. Lippert Components’ 2007 operating profit increased 60% from 2006. For 2006, Mr. Lippert’s aggregate base salary and profit-based incentive compensation decreased 19% from his 2005 aggregate base salary and incentive compensation compared to a 9% decline from 2005 in Lippert Components’ 2006 operating profit.

     In addition, commencing in 2007 Mr. Lippert was entitled to receive performance-based incentive compensation of $150,000 if Lippert Components achieved a return on assets (“ROA”) of 20.7%, which would increase at the rate of $30,000 per 1% increase in ROA over 20.7% . Lippert Components achieved an ROA of 26.6% in 2007. Based on this formula, for 2007 Mr. Lippert received ROA incentive compensation of $327,000. Lippert Components 2007 ROA improved 69% from 2006. Commencing in 2007, Mr. Lippert’s total incentive compensation cannot exceed 10% of the operating profit achieved by Lippert Components.

     Other compensation, including perquisites and other benefits, received by Mr. Lippert for 2007 in the aggregate amount of $75,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Lippert are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $32.61 per share were granted to Mr. Lippert in November 2007.

     Compensation of Other Senior Executives

     Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, is responsible for ensuring complete, accurate and timely financial reporting and for controls over disclosure and financial reporting. Mr. Zinn’s functions also include arranging adequate sources of financing, analysis of acquisition candidates, and effective investor relations.

     In approving the compensation recommended for Mr. Zinn by our Chief Executive Officer, the Compensation Committee primarily evaluated Mr. Zinn’s effectiveness in discharging his responsibilities and, to a lesser degree, also considered the Company’s operating results. Mr. Zinn’s bonus is discretionary because we do not believe it is appropriate to compensate financial executives based on reported levels of earnings. For 2007, Mr. Zinn received base salary of $285,000 and a discretionary bonus of $275,000 compared to base salary of $275,000 and discretionary bonus of $215,000 for 2006. Mr. Zinn’s base salary and discretionary bonus for 2007 increased 14% from 2006. We believe Mr. Zinn again excelled in the execution of his duties during 2007 and, as a result, Mr. Zinn’s base salary was increased to $300,000 for 2008.

     Other compensation, including perquisites and other benefits, received by Mr. Zinn for 2007 in the aggregate amount of $80,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Zinn are shown in the table entitled “Unexercised Equity Awards at Fiscal Year end.” Options to purchase 15,000 shares of Common Stock at $32.61 per share were granted to Mr. Zinn in November 2007. Mr. Zinn has been an officer of the Company since 1986, but he does not have an employment agreement with the Company. In September 2003, the Company entered into a “double-trigger” change-in-control agreement with Mr. Zinn, the terms of which are summarized in “Potential Payments on Termination or Change in Control”.

     For the period January 1, 2007 to July 31, 2007 Scott T. Mereness, Executive Vice President and Chief Operating Officer of Lippert Components, received a discretionary bonus determined by the chief executive officer of Lippert Components based on the operating results of Lippert Components and on Mr. Mereness’ overall effectiveness in discharging his responsibilities. For the period from August 1, 2007 to December 31, 2007, pursuant to a written compensation arrangement, Mr. Mereness received profit-based incentive compensation equal to 3% of the amount by which the operating profit of Lippert Components exceeded the earnings threshold of $18.9 million, after giving effect to a charge for the utilization of assets, and subject to adjustment for pre-existing earnings of acquired companies. For 2007, in addition to base salary of $249,600 Mr. Mereness received a discretionary bonus of $744,000 for the period ended July 31, 2007, and, based on the formula, profit-based incentive compensation of $291,000 for the period from August 1, 2007 to December 31, 2007.

     In addition, for the period August 1, 2007 to December 31, 2007, Mr. Mereness was entitled to receive performance-based incentive compensation of $37,500 if Lippert Components achieved an ROA of 20.7%, which would increase at the rate of $7,500 per 1% increase in ROA over 20.7% . Based on this formula, for 2007 Mr. Mereness received ROA incentive compensation of $63,000.

     Mr. Mereness’ base salary, discretionary bonus, profit-based incentive compensation and ROA incentive compensation for 2007 aggregated $1,347,000, representing an increase of 69% from 2006. Lippert Components operating profit increased 60%, and its ROA improved 69%, from 2006. For 2007, Mr. Mereness’ total incentive compensation could not exceed 6% of the operating profit achieved by Lippert Components.

     Other compensation, including perquisites and other benefits, received by Mr. Mereness for 2007 in the aggregate amount of $27,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Mereness are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $32.61 per share were granted to Mr. Mereness in November 2007.

Compensation Process

     The Compensation Committee is responsible for reviewing the performance of the Company’s management in achieving the Company’s long-term business objectives, and ensuring that the Company’s senior executives are compensated consistent with the objectives of the Company as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company. The Committee annually sets the compensation of the Company’s Chief Executive Officer, confirms that compensation paid to those named executive officers who have employment agreements is in compliance with the agreements, and considers and ratifies the recommendation of the Company’s Chief Executive Officer with respect to salary, discretionary bonus and equity awards for the Company’s Chief Financial Officer.

     The Chief Executive Officer of the Company recommended and negotiated the terms of the employment agreements with the chief executive officers of Kinro and Lippert Components, which the Committee reviewed and approved. The chief executive officer of Lippert Components recommended and negotiated the terms of the compensation arrangement with the chief operating officer of Lippert Components, which the Committee reviewed and approved, and the Committee ratified the discretionary bonus received by the chief operating officer of Lippert Components.

     The Compensation Committee periodically reviews the Company’s compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. In 2003, the Company engaged Pearl Meyer & Partners, an outside executive compensation consultant to assess the structure and competitiveness of the Company’s compensation program for senior executives, and the consultant found that the Company’s performance-based incentive compensation program is the “workhorse” of the Company’s executive compensation policy. Because our pay-for-performance compensation program has proved successful for the Company over a long term, we had not engaged an outside consultant with respect to executive compensation matters since 2003.

     In 2007, at the request of the Compensation Committee, the Company engaged Longnecker & Associates (the “Consultant”), an outside executive compensation consultant, to assess the structure and competitiveness of the Company’s compensation program in view of developments in executive compensation since 2003. The Consultant provides no other services or advice to the Company or to any executive or employee of the Company, and has no other business relationship with the Company. The Consultant made certain recommendations to the Committee regarding base salaries and annual and long-term incentives. After considering the Consultant’s recommendations, the Committee decided that no changes were appropriate to the Company’s pay-for-performance incentive compensation programs because they have demonstrated over many years to effectively link executive compensation to the Company’s short-term and long-term performance, and no changes were made to the executives’ base salary. For the same reason, we have not engaged in formal benchmarking of our executive compensation.

Total Compensation Report

     Compensation “tally sheets” for each of the senior executives were reviewed by the Compensation Committee. The tally sheets reflected dollar amounts of all components of the named executive officers’ 2007 compensation, including base salary, performance-based incentive awards, discretionary bonuses, equity awards, personal benefits, perquisites and, where applicable, potential change-in-control severance payments. Based on the Committee’s review of the tally sheets, the Committee determined that the amounts of compensation paid to our named executive officers are reasonable, and are appropriate based on the financial results of operations of the Company and the individual performance of each of the executives. The Committee intends to review compensation tally sheets on an annual basis.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

COMPENSATION COMMITTEE
James F. Gero, Chairman
Edward W. Rose, III
Frederick B. Hegi, Jr.
David A. Reed
John B. Lowe, Jr.

     The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation awarded to or earned by our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (such five executive officers collectively, the “named executive officers”) for the years ended December 31, 2007 and 2006:

	(b)	(c)	(d)	(e)	(f)	(g)	(h)
(a)					Non-Equity
					Incentive
					Plan	All Other
Name and				Option	Compen-	Compen-
Principal Position	Year	Salary	Bonus	Awards(1)	sation	sation(2)	Total
Leigh J. Abrams	2007	$400,000	—	$81,212	$1,079,415	$97,898	$1,658,525
President and	2006	$400,000	—	$75,351	$800,629	$99,300	$1,375,280
Chief Executive
Officer

Fredric M. Zinn	2007	$285,000	$275,000	$69,804	—	$79,908	$709,712
Executive Vice	2006	$275,000	$215,000	$65,408	—	$80,377	$635,785
President and
Chief Financial
Officer

David L. Webster	2007	$400,000	—	$81,212	$785,481	$100,129	$1,366,822
Chairman, President	2006	$400,000	—	$75,351	$1,061,000	$96,773	$1,633,124
and Chief Executive
Officer of Kinro

Jason D. Lippert	2007	$400,000	—	$100,521	$1,829,000	$74,521	$2,404,042
Chairman, President	2006	$400,000	—	$94,660	$754,000	$69,218	$1,317,878
and Chief Executive
Officer of Lippert
Components

Scott T. Mereness	2007	$249,600	$743,900	$84,088	$353,500	$26,648	$1,457,736
Executive Vice	2006	$249,600	$546,000	$78,227	—	$26,993	$900,820
President and Chief
Operating Officer of
Lippert Components

(1)

Amounts shown do not reflect compensation actually received. Such amounts reflect the dollar amounts of expense recognized by the Company for financial statement reporting purposes for the years ended December 31, 2007 and 2006. See Note 1 to the Consolidated Financial Statements included in our applicable Annual Reports on Form 10-K for the assumptions used in determining the fair value of each option award.

(2)	Includes the following payments the Company made to or on behalf of our named executive officers:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
		401(k)	Supplemental
		Matching	Restricted	Health	Other
Name	Year	Contribution	Bonus(A)	Insurance	Perquisites(B)	Total
Leigh J. Abrams	2007	$9,000	$30,000	$27,027	$31,871	$97,898
	2006	$8,800	$30,000	$32,054	$28,446	$99,300

Fredric M. Zinn	2007	$9,000	$24,600	—	$46,308	$79,908
	2006	$8,800	$24,600	—	$46,977	$80,377

David L. Webster	2007	$9,000	$50,000	$ 8,799	$32,330	$100,129
	2006	$8,800	$50,000	$ 9,120	$28,853	$96,773

Jason D. Lippert	2007	$9,000	$40,000	$ 4,748	$20,773	$74,521
	2006	$8,800	$40,000	$ 5,868	$14,550	$69,218

Scott T. Mereness	2007	$9,000	—	$ 4,748	$12,900	$26,648
	2006	$8,800	—	$ 5,868	$12,325	$26,993

(A)

Certain of our named executive officers receive annually a taxable bonus payment which they are required to invest in tax deferred annuities or cash value life insurance intended to provide retirement income.

(B)	Other perquisites include primarily personal use of company car or auto allowance, parking, and long-term care, life, and long-term disability insurance.

GRANTS OF PLAN-BASED AWARDS TABLE

     The following table summarizes the non-qualified options awarded to the named executive officers in 2007:

(a)	(b)	(c)	(d)	(e)
		All Other
		Option Awards:
		Number of	Exercise or	Grant Date
		Securities	Base Price	Fair Value of
		Underlying	of Option	Stock and
Name	Grant Date	Options	Awards	Option Awards
Leigh J. Abrams	11/14/07	20,000	$32.61	$234,437
Fredric M. Zinn	11/14/07	15,000	$32.61	$175,828
David L. Webster	11/14/07	20,000	$32.61	$234,437
Jason D. Lippert	11/14/07	20,000	$32.61	$234,437
Scott T. Mereness	11/14/07	20,000	$32.61	$234,437

Grants of Plan-Based Awards

     The last grant of non-qualified stock options to employees was in November 2007. No stock options were granted to employees in 2006. Historically, the Company’s practice has been to grant stock options to employees every other year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Because we believe that options granted to our executives and employees constitute an effective incentive to achieving short-term and long-term success of the Company, and are an important compensation component to our executives and employees, commencing in 2008 we will grant options annually at our November meetings, rather than every other year, in amounts that are anticipated to be about half of the value of grants that in the past were made every other year. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date.

     The Company will not re-price stock options or cancel outstanding stock options and replace them with new stock options. To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s senior executives hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

Equity Award and Incentive Plan

     On May 16, 2002, stockholders approved the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (as amended, the “2002 Plan”).

     The following is a brief description of the material features of the 2002 Plan. This description is qualified in its entirety by reference to the full text of the Plan and the amendments thereto.

     Shares Available and Award Limitations. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the total shares available at March 26, 2008 under the 2002 Plan were 2,061,173 shares (of which 1,734,157 shares are subject to outstanding stock options and deferred stock units and 327,016 shares are available for future grant) representing 8.6% of the Company’s shares outstanding on March 26, 2008, assuming exercise of all stock options and deferred stock units outstanding and available for grant. Shares delivered under the 2002 Plan may be either newly issued or treasury shares. See Proposal 3. “Amendment to 2002 Equity Award and Incentive Plan” with respect to increasing the number of shares available for Awards under the 2002 Plan by 500,000 shares.

     The 2002 Plan includes a limitation on the amount of Awards that may be granted to any one Participant in a given year to qualify Awards as “performance-based” compensation not subject to the limitation on deductibility under Internal Revenue Code Section 162(m). Under this annual per-person limitation, no Participant may in any year be granted share-denominated Awards under the 2002 Plan relating to more than his or her “Annual Limit” for each type of Award. The Annual Limit is 100,000 shares (after giving effect to the September 2005 stock split) plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. Stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock and bonus stock, are separate types of awards subject to a separate limitation. In the case of Awards not relating to shares in a way in which the share limitation can apply, no Participant may be granted Awards authorizing the earning during any year of an amount that exceeds the Participant’s Annual Limit, which is $1,200,000, plus the cumulative amount of the Participant’s unused cash Annual Limit as of the close of the previous year. The Annual Limit for non-stock-based Awards of $1,200,000 is separate from the Annual Limit of 100,000 shares (after giving effect to the September 2005 stock split) for each type of stock-based Award.

     No shares authorized under the 2002 Plan will be used for any award which could be characterized as a “repricing” of outstanding stock options.

     Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted Awards under the 2002 Plan.

     Administration. The 2002 Plan is administered by the Compensation Committee (the “Committee”), except that the Board of Directors (“Board”) may appoint any other committee to administer the 2002 Plan and may itself act to administer the Plan. Subject to the terms and conditions of the 2002 Plan, the Committee is authorized to select Participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the 2002 Plan. Nothing in the 2002 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the named executive officers. The 2002 Plan provides that

Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2002 Plan.

     Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options, and SARs entitling the Participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or other property (including broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

     Restricted and Deferred Stock. The Committee is authorized to make Awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by Participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An Award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Except in the event of a change of control (as defined in the 2002 Plan), restricted stock may not be transferred prior to the first anniversary of the grant thereof. Deferred stock gives Participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the Award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period). Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership.

     Bonus Shares, and Awards in lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

     Performance-Based Awards. To avoid the limitations on deductibility under Internal Revenue Code Section 162(m), the Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of Awards being granted or becoming exercisable or settleable under the 2002 Plan, or as a condition to accelerating the timing of such events. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2002 Plan.

     Other Terms of Awards. Awards may be settled in cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit Participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts. The Committee may condition Awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the Participant) in order to satisfy tax obligations. Non-cash awards granted under the 2002 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant’s death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

     Vesting, Forfeitures, and Acceleration. The Committee may, in its discretion, determine the vesting schedule of stock options and other Awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and similar Awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award. In addition, the 2002 Plan provides that, in the event of a Change in Control of the Company, outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group becomes a beneficial owner of 30% or more of the voting power of the Company’s voting securities, (ii) a change in the Board’s membership such that the current members, or those elected or nominated by vote of a majority of the current members and successors elected or nominated by them, cease to represent a majority of the Board in any period of less than two years, (iii) certain mergers or consolidations reducing the percentage of voting power held by stockholders prior to such transactions to under 51%, (iv) stockholder approval of a sale or liquidation of all or substantially all of the assets of the Company, and (v) upon the sale of all or substantially all of the Company’s assets.

     Amendment and Termination of the 2002 Plan. The Board may amend, alter, suspend, discontinue, or terminate the 2002 Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the 2002 Plan. However, stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are Eligible Persons; (b) reduce the exercise price for any stock options below the fair market value of the Common Stock on the date of the grant of such stock option; (c) extend beyond 10 years from the date of the grant the period within which any Award may be exercised; (d) extend the period beyond the termination date of the Plan during which Awards may be granted; or (e) increase the Annual Limit. Consistent with the foregoing, administrative amendments to the 2002 Plan have been adopted without stockholder approval, an amendment increasing the number of shares subject to issuance under the 2002 Plan was adopted with stockholder approval in 2006, and stockholders are being asked to approve an amendment increasing the number of shares subject to issuance at the present Annual Meeting of Stockholders. See Proposal 3. “Amendment to 2002 Equity Award and Incentive Plan.”

     No awards may be made after the tenth anniversary of the effective date of the plan. Unless earlier terminated, the 2002 Plan will terminate at such time that no shares reserved under the 2002 Plan remain available and the Company has no further rights or obligations with respect to any outstanding Award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table summarizes the number of shares of Common Stock underlying outstanding stock options held by each named executive officer as of December 31, 2007:

Option Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)
					Value of	Value of
					Unexercised	Unexercised
	Number of	Number of			In-the-Money	In-the-Money
	Securities	Securities			Options at	Options at
	Underlying	Underlying			December 31,	December 31,
	Unexercised	Unexercised	Option	Option	2007 of	2007 of
	Options	Options	Exercise	Expiration	Exercisable	Unexercisable
Name	Exercisable	Unexercisable	Price	Date	Options(1)	Options(1)
Leigh J. Abrams	24,000	6,000	$12.78	11/13/09	$350,880	$87,720
	10,000	15,000	$28.33	11/15/11	—	—
	—	20,000	$32.61	11/14/13	—	—

Fredric M. Zinn	24,000	6,000	$12.78	11/13/09	$350,880	$87,720
	8,000	12,000	$28.33	11/15/11	—	—
	—	15,000	$32.61	11/14/13	—	—

David L. Webster	24,000	6,000	$12.78	11/13/09	$350,880	$87,720
	10,000	15,000	$28.33	11/15/11	—	—
	—	20,000	$32.61	11/14/13	—	—

Jason D. Lippert	12,000	6,000	$12.78	11/13/09	$175,440	$87,720
	6,000	6,000	$16.16	11/18/10	$ 67,470	$67,470
	10,000	15,000	$28.33	11/15/11	—	—
	—	20,000	$32.61	11/14/13	—	—

Scott T. Mereness	36,000	9,000	$12.78	11/13/09	$526,320	$131,580
	8,000	12,000	$28.33	11/15/11	—	—
	—	20,000	$32.61	11/14/13	—	—

(1)	The market value of our Common Stock at December 31, 2007 ($27.40 per share) less the exercise price multiplied by the number of options.

OPTION EXERCISES AND STOCK VESTED

     The following table reflects the stock options exercised by those named executive officers who exercised options in 2007:

Option Awards

(a)	(b)	(c)
	Number of Shares	Value
	Acquired on	Realized on
Name	Exercise	Exercise(1)
Fredric M. Zinn	16,000	$561,120
Jason D. Lippert	26,300	$767,299
Scott T. Mereness	30,000	$1,020,812

(1)	The market value of the shares received on the exercise date less the exercise price of the stock options.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table summarizes contributions made to non-qualified deferred compensation plans by those named executive officers who made contributions in 2007:

(a)	(b)	(c)	(d)
	Executive	Aggregate	Aggregate
	Contributions in	Earnings in	Balance at
Name	Last FY(1)	Last FY(2)	Last FYE

Fredric M. Zinn	$15,000	$2,028	$17,028

Jason D. Lippert	$244,269	$8,960	$253,229

Scott T. Mereness	$108,400	$12,890	$121,290

(1)	Amounts in column (b) of this table have been included in columns (c), (d) or (f) of the Summary Compensation Table.

(2)	Amounts in column (c) of this table have been not been included the Summary Compensation Table.

     The Company and Lippert Components maintain Executive Non-Qualified Deferred Compensation Plans. The Company does not make any contributions to the Plans but is responsible for certain costs of Plan administration, which are not significant. Pursuant to the Plans, certain of the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the Plan participant has made all the contributions. Pursuant to the Plans, payments to the Plan participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Plans are unfunded and unsecured.

     The Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the Plan participant. The Company has elected to invest a portion of the compensation deferred by the Plan participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the Plan participant in order to generate the funds needed to make payments to the Plan participants. The deemed investments selected by the Plan participant determine the amount of earnings and losses that are credited to the Plan participant’s account.

EMPLOYMENT AGREEMENTS

     Effective January 1, 2005, Kinro and its affiliates entered into an Amended and Restated Employment Agreement with David L. Webster, Chairman, President and Chief Executive Officer of Kinro. The Agreement renewed, and extended until December 31, 2007, Mr. Webster’s previous agreement. The agreement renews automatically for one-year terms unless terminated by either party. The agreement was renewed effective January 1, 2008. Pursuant to the Agreement, Mr. Webster receives base salary of $400,000 (unchanged since 1996) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Kinro and its affiliates exceeds $7.5 million, subject to adjustment for pre-existing earnings of acquired companies.

     Effective January 1, 2006, Lippert Components and its affiliates extended and amended its employment agreement with Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components, for the term ending December 31, 2010. Pursuant to the Agreement for 2008, Mr. Lippert receives base salary of $400,000 (unchanged since 2004) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Lippert Components and its affiliates exceeds the adjusted earnings threshold of $20.1 million, after giving effect to a charge for the utilization of capital assets, and subject to adjustment for pre-existing earnings of acquired companies. Pursuant to the agreement, the amount by which the incentive compensation earned by Mr. Lippert, if any, exceeds five times the base salary is required to be paid in deferred shares of the Company’s Common Stock.

     In December 2007, the Compensation Committee modified the employment agreement with Mr. Lippert to provide an additional incentive for 2008 for exceeding a pre-established threshold of return on assets (“ROA”) by Lippert Components. For 2008, Mr. Lippert will be entitled to receive $249,000 if Lippert Components achieves an ROA of 24%, which will increase at the rate of $30,000 per 1% increase in the ROA over 24%. Lippert Components achieved an ROA of 26.6% in 2007. Mr. Lippert’s total incentive compensation for 2008 may not exceed 10% of the operating profit achieved by Lippert Components.

     Effective January 1, 2008, Lippert Components and its affiliates entered into a compensation arrangement with Scott T. Mereness, Executive Vice President and Chief Operating Officer of Lippert Components, for the term ending December 31, 2010. Pursuant to the arrangement, Mr. Mereness receives base salary of $249,600 and performance-based incentive compensation equal to 3% of the amount by which the operating profit of Lippert Components and its affiliates exceeds $20.1 million, after giving effect to a charge for the utilization of capital assets, and subject to adjustment for pre-existing earnings of acquired companies. In addition, for 2008 Mr. Mereness will be entitled to receive as additional incentive compensation $149,000 if Lippert Components achieves an ROA of 24%, which will increase at the rate of $18,000 per 1% increase in the ROA over 24%. Lippert Components achieved an ROA of 26.6% in 2007.

     Pursuant to the arrangement, the amount by which the incentive compensation earned by Mr. Mereness, if any, exceeds five times the base salary is required to be paid in deferred shares of the Company’s Common Stock. Mr. Mereness’ total incentive compensation for 2008 may not exceed 6% of the operating profit achieved by Lippert Components.

Potential Payments On Termination Or Change In Control

     Change-in-Control Agreement

     On September 12, 2003, the Company entered into a change-in-control agreement with Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, who has been an officer of the Company since 1986, and with whom the Company does not have an employment agreement. See Proposal No. 1 “Election of Directors – Succession of President of the Company”. The agreement, as amended, provides for severance payable upon a Company-initiated termination within one year following, or 120 days prior to, a change-in-control, or a termination initiated by Mr. Zinn with good reason (defined as a reduction in Mr. Zinn’s compensation or a material change in Mr. Zinn’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30% or more of the Company’s voting securities, or stockholder approval of a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or liquidation of the Company. The agreement provides that Mr. Zinn will receive his then effective compensation for a period of two years if he is involuntarily terminated, or one year if he voluntarily terminates for good reason, subject to certain adjustments, and certain other benefits.

     Based on a hypothetical termination date of December 31, 2007, including the price of the Company’s Common Stock on that date, the change-in-control severance benefits for our Chief Financial Officer would have been as follows:

	Involuntary Termination	Voluntary Termination
Base Salary	$570,000	$285,000
Bonus	$483,333	$241,667
Other benefits	$135,946	$67,973
Fair market value
of accelerated options	$87,720	$87,720
Total	$1,276,999	$682,360

     Acceleration of Stock Options

     Pursuant to the 2002 Plan, in the event of a change-in-control (as defined in the 2002 Plan) all unexercisable stock options, including those held by the named executive officers, will become fully exercisable and vested and will remain exercisable and vested for the balance of the term of the stock option regardless of termination of employment, subject to the terms of the 2002 Plan. See “Equity Award and Incentive Plan–Vesting, Forfeitures and Acceleration” and the table entitled “Outstanding Equity Awards at Fiscal Year End.”

     Termination of Employment

     In accordance with the Amended and Restated Employment Agreement with David L. Webster, Chairman, President and Chief Executive Officer of Kinro, if on account of physical or mental disability Mr. Webster does not perform his duties for a continuous period of six months, Kinro may, upon 30 days notice, terminate the Agreement. During the disability period, Mr. Webster will continue to receive his base salary, incentive compensation and other benefits in accordance with the Agreement. Upon termination, Mr. Webster will be entitled to receive his salary, less disability payments received, for the period ending on the first to occur of six months from the termination date, or expiration of the Agreement. At December 31, 2007, Mr. Webster would have received a payment of $140,000.

     In the event of Mr. Webster’s death during the term of the Agreement, Mr. Webster’s heir or designee will be entitled to the base salary which Mr. Webster would have received for the period ending on the first to occur of six months from the date of death, or expiration of the Agreement. At December 31, 2007, Mr. Webster’s heir or designee would have received a payment of $200,000.

     In accordance with the Executive Employment and Non-Competition Agreement with Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components, if on account of physical or mental disability Mr. Lippert does not perform his duties for a continuous period of six months, Lippert Components may, upon 30 days notice, terminate the Agreement. During the disability period, Mr. Lippert will continue to receive his base salary, incentive compensation and other benefits in accordance with the Agreement.

     In the event of Mr. Lippert’s death during the term of the Agreement, Mr. Lippert’s heir or designee will be entitled to the base salary which Mr. Lippert would have received for the period ending six months from the date of death. At December 31, 2007, Mr. Lippert’s heir or designee would have received a payment of $200,000.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to non-employee directors during 2007:

(a)	(b)	(c)	(d)	(e)
	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards(1)	Compensation(2)	Total
Edward W. Rose, III
Chairman	—	$83,397	$119,988 (3)	$203,385
James F. Gero	—	$83,397	$96,313	$179,710
Frederick B. Hegi, Jr.	—	$83,397	$95,738	$179,135
David A. Reed	$65,625	$83,397	$32,344	$181,366
John B. Lowe, Jr	$52,150	$83,397	$25,703	$161,250
L. Douglas Lippert(4)	$13,000	—	—	$13,000
Total	$130,775	$416,985	$370,086	$917,846

(1)

Non-employee directors are granted options to purchase the Company’s Common Stock each year at an exercise price equivalent to the closing market price of the Common Stock on December 15th. The amount shown represents the fair market value, at the date of grant, of options awarded in 2007. The assumptions used in determining the fair market value of stock options, using the Black-Scholes option pricing model, can be found in Note 1 to the Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K.

(2)	Represents the value, as of the date earned, of deferred stock units issued in 2007 in lieu of cash compensation in payment of directors’ fees, except as noted in footnote 3.

(3)	Includes a supplemental restricted bonus of $30,000. See “Compensation Discussion and Analysis – Supplemental Restricted Bonus.”

(4)	Mr. Lippert was Chairman of Lippert Components, Inc. until December 31, 2006. He received compensation as a non-employee director from January 1, 2007 until his resignation as a director in May 2007.

Discussion of Director Compensation

     Directors who are employees of the Company do not receive additional or special compensation for serving as directors. The following table sets forth the rate of compensation paid to non-employee directors during 2007:

	2007
	Board or
	Committee	Other
	Chairman	Directors
Director Annual Fee (1)	$54,000	$30,000
Director Fee Per Board Meeting	$2,500	$1,500
Audit Committee Annual Fee.	$15,000	—
Audit Committee Fee Per Meeting	$3,000	$2,500
Compensation Committee Annual Fee	$5,000	—
Compensation Committee Fee Per Meeting	$2,000	$1,500
Corporate Governance and Nominating
Committee Annual Fee	$5,000	—
Corporate Governance and Nominating
Committee Fee Per Meeting	$2,000	$1,500

(1)	For 2008, the annual retainer for all Directors was increased by $2,500.

     To encourage our directors’ long-term ownership of the Common Stock of the Company, the 2002 Plan provides that non-employee directors may elect to accept deferred stock units in lieu of cash compensation in payment of directors’ fees. The number of stock units, credited at the fair market value of the stock on the date earned, is equivalent to 115% of the deferred fee. The deferred stock units are distributed in the form of shares of Common Stock of the Company at the end of the deferral period selected by the director, subject to earlier distribution upon death, disability, or certain changes of control of the Company. Until shares representing the deferred stock are distributed, the director does not have any rights of a stockholder of the Company with respect to such shares. For 2008, four directors have elected to receive 100% of their fees in deferred stock units, and one director has elected to receive 30% of his fees in deferred stock units. There were an aggregate of 75,997 deferred stock units outstanding at December 31, 2007.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company serves on the Compensation Committee, and there are no “interlocks,” as defined by the Securities and Exchange Commission.

TRANSACTIONS WITH RELATED PERSONS

     The Company currently has approximately 3,500 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

     During 2007, the Company employed Stephanie Todd as Administrative Assistant at Kinro, who received salary and bonus of $63,325. Ms. Todd, who has been employed at Kinro in excess of twenty years, is the daughter of David L. Webster, Chairman, President and Chief Executive Officer of Kinro and a Director of the Company.

     During 2007, the Company employed at Lippert Components Jason D. Lippert, as Chairman, President and Chief Executive Officer, who received total salary and bonus of $2.2 million (see Proposal No. 1 “Election of Directors – Compensation Discussion and Analysis” and “Summary Compensation Table”); Joshua Lippert, as an independent consultant until November 30, 2007 following his resignation as Vice President, Chief Financial Officer and Treasurer of Lippert Components, who received total compensation of $64,615; and Jarod Lippert, as Information Systems Project Specialist, who received salary and bonus of $94,400. Jason Lippert, Joshua Lippert and Jarod Lippert, brothers, who have been employed by Lippert Components in excess of fourteen, ten (until his resignation) and six years, respectively, are sons of L. Douglas Lippert, the former owner of Lippert Components, and subsequent to its being acquired by the Company, formerly Chairman, President and Chief Executive Officer of Lippert Components, and a Director of the Company until May 2007.

     Pursuant to a severance agreement between Joshua Lippert, the son of L. Douglas Lippert and brother of Jason D. Lippert, and Lippert Components, Joshua Lippert served as Vice President, Chief Financial Officer and Treasurer of Lippert Components until November 30, 2006. Commencing December 1, 2006 until November 30, 2007, Joshua Lippert served as an independent consultant to Lippert Components in consideration for aggregate compensation in the amount of $64,615.

Review, Approval or Ratification of Transactions with Related Persons

     The Company’s written Guidelines for Business Conduct, applicable to all directors, officers and management-level employees, provides that any interests or activities of a director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed by a director or officer of the Company to the Chief Executive Officer of the Company, or by an officer of any of our subsidiaries to the chief executive officer of the subsidiary with which the person is employed. If the chief executive officer of the subsidiary determines that a waiver of the conflict of interest may be appropriate, a written waiver must be obtained from the Chief Executive Officer of the Company upon approval of our Audit Committee. If the Chief Executive Officer of the Company determines that a waiver may be appropriate for a director or officer of the Company, he must obtain approval of the Audit Committee. A conflict of interest exists if the director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company.

Indemnification

     Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

     The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company has Indemnification Agreements with each of its directors and executive officers (and the executive officers of its subsidiaries, Kinro and Lippert Components). The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended By-laws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective directors and executive officers by virtue of the security afforded by contract.

     Proposal 2. AMENDMENT TO CERTIFICATE OF INCORPORATION

Introduction

     At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares by 20,000,000 shares. The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 30,000,000 shares of Common Stock, par value $0.01 per share.

Proposed Amendment to Restated Certificate of Incorporation

     In November 2007, the Board of Directors adopted resolutions setting forth the proposed amendment to Article FOURTH of the Company’s Restated Certificate of Incorporation, subject to approval of the Company’s stockholders at the Annual Meeting.

     The following is the text of Section A of Article FOURTH of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

     “The total number of shares of all classes of stock which the Corporation shall have the authority to issue is fifty million (50,000,000) shares of Common Stock, par value $0.01 per share.”

Purpose and Effect of the Proposed Amendment

     The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes, such as to effect future stock splits and stock dividends, and to reserve additional shares for issuance under employee benefit plans. The Company could also use the additional shares of Common Stock to raise equity capital and to make acquisitions through the use of Common Stock, but it does not currently have any plans to do so.

     Increasing the number of shares of Common Stock that the Company is authorized to issue would give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. Other than as permitted or required under the 2002 Plan and under outstanding options, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes.

     No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional authorized shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted.

     Under the Company’s Restated Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on voting power and shareholdings of current stockholders.

     The issuance of the additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company’s existing stockholders. Issuing additional shares of Common Stock may also have the effect of delaying or preventing a change of control of the Company. The Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, to affect a takeover of the Company. The proposed amendment to the Restated Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of Common Stock in order to impede a takeover attempt.

     On November 29, 2007, the Company announced a stock repurchase of up to 1,000,000 shares of its Common Stock. The Company is authorized to purchase shares from time to time on the open market, or in privately negotiated transactions or block trades. The number of shares ultimately repurchased, and the timing of the purchases, will depend upon market conditions, share price, and other factors. As of March 31, 2008, the Company had not repurchased any shares of its Common Stock.

     If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. However, the Board retains discretion under Delaware law not to implement the proposed amendment even if it is approved by stockholders. If the Board exercised such discretion, the number of authorized shares would remain at the current level.

Vote Necessary to Approve the Amendment

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the adoption of the foregoing amendment to the Restated Certificate of Incorporation. Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

     Management recommends that you vote FOR the amendment increasing the authorized number of shares of Common Stock by 20,000,000 shares.

Proposal 3. AMENDMENT TO 2002 EQUITY AWARD AND INCENTIVE PLAN

Introduction

     At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Drew Industries Incorporated 2002 Equity Award and Incentive Plan to increase the number of shares subject to awards by 500,000 shares. The full text of the proposed amendment appears as Exhibit “A” to this Proxy Statement.

     The 2002 Plan provides for the grant to executive officers and other employees of the Company and any of its subsidiaries, non-employee Directors, consultants and others who provide substantial services to the Company and its subsidiaries, stock-based awards, such as options to purchase the Company’s Common Stock, or restricted or deferred stock. The exercise price of the option is determined by the Compensation Committee in its sole discretion, provided that the exercise price is at least equal to 100% of the fair market value of the Common Stock on the date of grant. See Proposal 1. “Election of Directors–Equity Award and Incentive Plan” for a more detailed description of the 2002 Plan.

     Since January 2002, options to purchase an aggregate of 2,155,000 shares of Common Stock, representing 9.8% of the Company’s aggregate Common Stock outstanding and reserved for issuance on March 26, 2008, were granted to 188 employees and non-employee Directors at exercise prices ranging from $7.875 to $32.61 per share. In addition, deferred stock units with respect to an additional 79,546 shares were issued to non-employee Directors in payment of their fees in lieu of cash compensation. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the total shares available for issuance on March 26, 2008 under the 2002 Plan was 2,061,173 shares (of which 1,734,157 shares are currently subject to outstanding options and deferred stock units, and 327,016 shares are available for future grant) representing 8.6% of the Company’s Common Stock outstanding and reserved for issuance on March 26, 2008.

     In 2002, the Company began expensing the compensation related to stock options granted after January 1, 2002. During 2007, the Company realized cash and tax benefits of approximately $4.6 million as a result of the exercise of outstanding options to purchase 248,840 shares of its Common Stock. The market value of the Common Stock at March 26, 2008 was $25.81 per share.

(Continued on next page)

(Continued from previous page)

Increase in Number of Shares

     Management believes that the Company’s long-term success is dependent upon the ability of the Company to attract and retain qualified employees and non-employee Directors and to motivate their best efforts on behalf of the Company’s interests. Thus, the 2002 Plan constitutes an important part of the Company’s compensation of its officers and other employees, and also makes service on the Board of Directors more attractive by providing an incentive to increase participation in the Company’s success. Equity-based awards under the 2002 Plan also reward our executives and non-employee Directors for long-term return to stockholders.

     Because options to purchase all but 327,016 shares have been granted, in November 2007 the Board of Directors adopted resolutions setting forth the proposed amendment to the 2002 Plan, subject to approval by the Company’s stockholders at the Annual Meeting, increasing the number of shares available for issuance by 500,000 shares. If the amendment is approved, a total of 827,016 shares will be available for future issuance under the 2002 Plan which, combined with the 1,734,157 shares currently subject to options and deferred stock units, represents approximately 10.5% of the aggregate Common Stock which would be outstanding and reserved for issuance on May 28, 2008.

     If the amendment is approved, the additional shares will be registered under the Securities Act in accordance with an amendment to our existing amended Registration Statements on Form S-8.

Vote Necessary to Approve the Amendment

     The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the adoption of the foregoing amendment to the 2002 Plan.

     Management recommends that you vote FOR the amendment increasing the number of shares available for issuance under the 2002 Plan by 500,000 shares.

Proposal 4. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2008. KPMG LLP is a registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 28, 2008 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of KPMG LLP.

     Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2008.

Fees for Independent Auditors

     The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the
Company’s Quarterly Reports	$1,075,175	$1,047,000
Audit-Related Fees:
Consists primarily of fees billed for assistance with
regulatory filings and other audit related services and
filings	24,600	17,000
Tax Fees:
Tax Planning and Compliance:
Consists of fees billed for tax planning and compliance,
assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the
Company and advice on other tax related matters	—	61,613
All Other Fees:
Other Services	—	—
Total All Fees	$1,099,775	$1,125,613

     As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

     In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, the Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May 2009 must be received by the Company at its principal executive offices on or before December 31, 2008.

By Order of the Board of Directors

EDWARD W. ROSE, III
Chairman of the Board of Directors

April 21, 2008

EXHIBIT A

AMENDMENT TO
DREW INDUSTRIES INCORPORATED
2002 EQUITY AWARD AND INCENTIVE PLAN

          The Drew Industries Incorporated 2002 Equity Award and Incentive Plan is amended in the following respects effective May 28, 2008:

          Paragaraph (a) of Section 4. Stock Subject to Plan is amended to read as follows:

          “4. Stock Subject to Plan.

(a)

Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 2,800,000 (after giving effect to the 2-for-1 stock dividend of September 2005), plus (ii) the number of shares that remain available for issuance under the Preexisting Plan after all awards thereunder have been settled, plus (iii) the number of shares subject to awards under the Preexisting Plan that become available in accordance with Section 4(b) after the Effective Date; provided, however, (A) that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above, and (B) no more than 1,000,000 shares (after giving effect to the 2-for-1 stock dividend of September 2005) may be awarded under this Plan for awards other than Options and/or SARs. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.”

DREW INDUSTRIES INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 28, 2008

The stockholder(s) hereby appoint(s) Leigh J. Abrams and Fredric M. Zinn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Drew Industries Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Central Time on May 28, 2008, at The Rosewood Cresent Hotel, 2nd Floor, 400 Crescent Court, Dallas, Texas 75201 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DREW INDUSTRIES INCORPORATED 200 MAMARONECK AVENUE WHITE PLAINS, NY 10601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Drew Industries Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Drew Industries Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DRWIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DREW INDUSTRIES INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES INDICATED AND "FOR" PROPOSALS 2, 3 AND 4

Vote On Directors

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	Edward W. Rose, III	05)	Frederick B. Hegi, Jr.
	02)	Leigh J. Abrams	06)	David A. Reed
	03)	David L. Webster	07)	John B. Lowe, Jr.
	04)	James F. Gero	08)	Jason D. Lippert
For All	Withhold All	For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals

2.	To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares;

3.	To adopt an amendment to the Company's 2002 Equity Award and Incentive Plan to increase the number of shares subject to awards;

4.	To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2008; and

5.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For	Against	Abstain

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date